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                                                                   EXHIBIT 11.01


                     ELECTRONIC ARTS INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
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


                                                  Years Ended March 31,
                                             1997         1996         1995
                                        ---------------------------------------
Net Income                                $53,002,000  $40,489,000  $55,718,000

Weighted average number of outstanding
 shares used in computation:
 Preferred Stock                                    -            -            -
 Common Stock                              53,469,650   51,992,165   50,329,131
Number of common stock equivalents as a
 result of stock options outstanding
 using the treasury stock method            2,013,310    2,170,355    1,967,643
                                          -----------  -----------  -----------
 Total common stock and equivalents        55,482,960   54,162,520   52,296,774
                                          ===========  ===========  ===========
Primary and fully diluted net income
 per share                                $      0.96  $      0.75  $      1.07
                                          ===========  ===========  ===========

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